Patheon Reports Fiscal 2017 First Quarter

Highlights:

•	1Q 2017 revenue increased by 13% year-over-year to $457M

•	Net income from continuing operations was $28M

◦	Net income from continuing operations per diluted share was $0.19

•	1Q 2017 Adjusted EBITDA was $83M, or 18% of revenue, a 350 bp year-over-year improvement

•	Adjusted net income from continuing operations was $21M

◦	Adjusted net income from continuing operations per diluted share was $0.14

•	Updated financial outlook for fiscal year 2017

DURHAM, NC - BUSINESSWIRE - March 16, 2017 - Patheon N.V. (NYSE: PTHN), a leading global provider of pharmaceutical development and manufacturing services, today reported financial results for the quarter ended January 31, 2017.

First quarter 2017 revenue was $457 million, an increase of 13% compared to the first quarter of 2016. Adjusted EBITDA in the first quarter was $83 million, 40% higher than the prior-year period. Adjusted EBITDA margin as a percentage of revenue was 18%, representing a 350 basis point increase compared to the prior-year period.

“We drove growth across all three segments during the first quarter, as we continued to help our clients simplify their supply chain networks,” said Patheon CEO Jim Mullen. “The underlying trends supporting our long-term view remain unchanged; however, we are adjusting our full-year outlook to reflect current exchange rates and shifts in the timing of customer volumes and key product approvals."

First quarter 2017 net income from continuing operations was $28 million. First quarter 2017 net income from continuing operations per diluted share was $0.19.

First quarter 2017 adjusted net income from continuing operations was $21 million. First quarter 2017 adjusted net income from continuing operations per diluted share was $0.14.

First Quarter 2017 Segment Highlights

(in millions)	Revenue	Y-o-Y Growth	Adj. EBITDA	Y-o-Y Growth
DPS	$275.2	6.5%	$61.4	11.4%
PDS	$52.3	7.8%	$16.3	18.1%
DSS	$129.9	31.3%	$32.0	116.2%

•	The DPS segment grew by 6% year-over-year due to higher product volumes, partially offset by delays in customer-supplied materials.

•	The PDS segment recorded 8% year-over-year growth, driven by demand for sterile and low-solubility services.

•	The DSS segment delivered 31% year-over-year growth on strength in demand for both biologics and API.

•	Revenue growth and strong margin performance resulted in year-over-year adjusted EBITDA growth in all three segments.

•	The company continued to make investments to support future growth across all three segments.

Financial Position
As of January 31, 2017, cash and cash equivalents were $89 million and total debt was $2.1 billion, resulting in net debt of approximately $2.0 billion.

Updated FY17 Financial Outlook
The company’s revised guidance reflects current exchange rates as well as management’s latest outlook for the business, including the addition of the Florence, South Carolina facility acquired from Roche Holdings, Inc. as of February 1, 2017.

($ in millions, except per share amounts)	Prior Guidance (EUR:USD of $1.11)	Current Guidance (EUR:USD of $1.05)
Revenue	$2,050	$1,990-$2,010
Adjusted EBITDA	$475	$430-$450
Adjusted Net Income	$202-$222	$155-$175
Adjusted EPS	$1.37-$1.51	$1.05-$1.20

First Quarter 2017 Conference Call
Patheon’s management will host a conference call and webcast to discuss the results on Thursday, March 16, 2017 at 8:00 a.m. Eastern Daylight Time (EDT). The conference call webcast can be accessed through the investor relations section of Patheon’s website, www.patheon.com. To participate in the conference call, dial 1-877-407-9039 (USA) or 1-201-689-8470 (International). A replay of the webcast will be available on the company's website for 90 days.

About Patheon
Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 9,100 employees and contractors worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help customers of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle.

Forward-Looking Statements
This press release contains forward-looking statements which reflect the current beliefs and expectations of Patheon’s management regarding the company’s future growth, results of operations, performance (both operational and financial) and business prospects and opportunities. The statements in this press release that are not historical facts may be forward-looking statements. Readers can identify these forward-looking statements by the use of words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of these words or other comparable words. Such forward looking statements are subject to various risks and uncertainties, which could cause actual results to differ from those indicated in these forward looking statements. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section included in the company’s fiscal 2016 Annual Report on Form 10-K filed with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law. Accordingly, readers should not place undue reliance on forward-looking statements as a prediction of actual results.

Use of Non-GAAP Financial Measures
We define Adjusted EBITDA as income (loss) from continuing operations before repositioning expenses (including certain product returns and inventory write-offs recorded in gross profit), interest expense, foreign exchange losses reclassified from other comprehensive income (loss), refinancing expenses, acquisition and integration costs (including certain product returns and inventory write-offs recorded in gross profit), gains and losses on sale of capital assets, Biologics earnout income and expense, income taxes, impairment charges, remediation costs, depreciation and amortization, stock-based compensation expense, consulting costs related to our operational initiatives, purchase accounting adjustments, acquisition-related litigation expenses and other income and expenses. Adjusted EBITDA margin is Adjusted EBITDA divided by revenues.

We define Adjusted net income as Adjusted EBITDA minus depreciation expense (excluding amortization from intangibles acquired in acquisitions), interest expense (excluding amortization of the deferred financing costs), and tax expense. In addition, we exclude discrete tax items and apply an estimated tax effect on adjustments within the calculation. The estimated tax effect is calculated using statutory tax rates on each expense item, except in the case where a jurisdiction is under a full valuation allowance at the time of the expense, in which we apply a tax rate of 0%. We define Adjusted EPS as Adjusted net income divided by the average number of shares outstanding on a diluted basis for the related period.

Our management uses Adjusted EBITDA as one of several metrics to measure the Company’s operating performance. Adjusted EBITDA is also a component of the performance objectives used to determine the short and long-term incentive portions of executive compensation. We present Adjusted net income and Adjusted EPS because we believe they are useful supplemental measures in evaluating the performance of our operations and provide greater transparency into our results. We believe that providing these non-GAAP financial measures to investors as a supplement to the comparable U.S. GAAP measures in evaluating the performance of our operations provides greater transparency to the information used by the Company’s management in its financial and operational decision-making. These non-GAAP financial measures do not have standard meanings, so they may not be comparable to similarly-titled measures presented by other companies and should not be considered in isolation or as a substitute for U.S. GAAP financial measures of performance. Reconciliation of Adjusted EBITDA to the most comparable U.S. GAAP financial measure is included with the financial statements in this press release.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation to forward-looking on-GAAP financial measures would provide meaningful supplemental information about the Company’s outlook.

Contact:
For media:
Mari Mansfield, 919-226-3137
or
For investors:
Tyler Gronbach, 919-226-3165

Patheon N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended January 31,
	2017	2016
(in millions of U.S. dollars, except share data)	$	$
Revenues	457.4	405.9
Cost of goods sold	327.7	307.0
Gross profit	129.7	98.9
Selling, general and administrative expenses	81.1	73.7
Research and development	0.7	0.7
Repositioning expenses	0.6	1.2
Acquisition and integration costs	3.5	2.6
Other operating expense (income)	3.6	(4.9)
Operating income	40.2	25.6
Interest expense, net	28.2	43.8
Foreign exchange loss, net	4.8	4.3
Other loss (income), net	0.2	(1.8)
Income (loss) before income taxes	7.0	(20.7)
Benefit from income taxes	(21.3)	(0.7)
Net income (loss) from continuing operations	28.3	(20.0)
Net loss from discontinued operations	—	(2.1)
Net income (loss)	28.3	(22.1)

Basic earnings (loss) per ordinary share
From continuing operations	$0.19	$(0.17)
From discontinued operations	$—	$(0.02)

Diluted earnings (loss) per ordinary share
From continuing operations	$0.19	$(0.17)
From discontinued operations	$—	$(0.02)

Average number of ordinary shares outstanding (in thousands)
Basic	145,129	115,610
Diluted	146,286	115,610

Patheon N.V.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of January 31, 2017	As of October 31, 2016
(in millions of U.S. dollars, except share data)	$	$
Assets
Current
Cash and cash equivalents	89.0	165.0
Accounts receivable, net	410.3	401.0
Inventories, net	407.2	395.2
Income taxes receivable	12.3	8.7
Prepaid expenses and other	30.2	21.5
Total current assets	949.0	991.4
Capital assets	1,004.2	983.6
Intangible assets	241.2	247.6
Deferred financing costs	47.5	50.3
Deferred tax assets	59.4	29.8
Goodwill	281.5	281.6
Investments	11.3	11.5
Other long-term assets	44.4	44.1
Total assets	2,638.5	2,639.9
Liabilities and shareholders' deficit
Current
Accounts payable and accrued liabilities	354.5	393.6
Income taxes payable	9.1	6.6
Deferred revenues - current	158.8	154.2
Current portion of long-term debt	19.6	19.5
Total current liabilities	542.0	573.9
Long-term debt	2,086.6	2,099.5
Deferred revenues	98.9	102.3
Deferred tax liabilities	69.8	67.1
Other long-term liabilities	147.0	145.5
Total liabilities	2,944.3	2,988.3
Commitments and contingencies
Shareholders' deficit:
Ordinary shares (par value of €0.01 per share, 500,000,000 shares authorized, 145,133,567 and 145,074,042 shares issued as of January 31, 2017 and October 31, 2016)	1.6	1.6
Additional paid in capital	595.4	591.4
Treasury shares (at cost, 4,915 ordinary shares as of January 31, 2017)	(0.1)	—
Accumulated deficit	(813.8)	(842.1)
Accumulated other comprehensive loss	(88.9)	(99.3)
Total shareholders' deficit	(305.8)	(348.4)
Total liabilities and shareholders' deficit	2,638.5	2,639.9

Patheon N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended January 31,
	2017	2016
(in millions of U.S. dollars)	$	$
Operating activities
Net income (loss) from continuing operations	28.3	(20.0)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	27.6	26.4
Increase in deferred revenues	73.1	80.4
Amortization of deferred revenues	(70.6)	(43.1)
Non-cash interest	3.3	3.9
Change in other long-term assets and liabilities	0.3	6.7
Deferred income taxes	(22.1)	0.1
Stock based compensation expense	4.0	1.0
Foreign exchange gain on debt	—	(1.1)
Other	3.7	(6.7)
Net change in non-cash working capital balances	(59.3)	(116.4)
Cash used in operating activities of continuing operations	(11.7)	(68.8)
Cash used in operating activities of discontinued operations	—	(0.4)
Cash used in operating activities	(11.7)	(69.2)
Investing activities
Additions to capital assets	(59.0)	(64.2)
Cash used in investing activities of continuing operations	(59.0)	(64.2)
Cash used in investing activities of discontinued operations	—	(3.3)
Cash used in investing activities	(59.0)	(67.5)
Financing activities
Repayment of debt	(5.2)	(5.2)
Treasury share purchases to satisfy certain tax withholdings	(0.1)	—
Cash used in financing activities	(5.3)	(5.2)
Effect of exchange rate changes on cash and cash equivalents	—	1.2
Net change in cash and cash equivalents during the period	(76.0)	(140.7)
Cash and cash equivalents, beginning of period	165.0	328.7
Cash and cash equivalents, end of period	89.0	188.0

Patheon N.V.
ADJUSTED EBITDA AND ADJUSTED NET INCOME
(unaudited)

	Three months ended January 31,
	2017	2016
(in millions of U.S. dollars)	$	$
Net income (loss) from continuing operations	28.3	(20.0)
Depreciation and amortization	27.6	26.4
Repositioning expenses	1.3	1.2
Acquisition and integration costs	3.5	2.6
Interest expense, net	28.2	43.8
Benefit from income taxes	(21.3)	(0.7)
Operational initiatives related consulting costs	1.1	1.4
IPO costs	—	0.4
Acquisition related litigation expenses	2.3	1.0
Stock based compensation expense	4.0	1.0
FDA remediation costs	—	8.4
Environmental remediation costs	3.7	—
Other	3.8	(6.5)
Total Adjusted EBITDA	82.5	59.0
Depreciation	(21.5)	(20.4)
Interest expense	(25.5)	(40.5)
Tax expense	21.3	0.7
Discrete tax items	(28.1)	(1.1)
Estimated tax effect on adjustments	(7.5)	(6.7)
Adjusted net income (loss)	21.2	(9.0)

Weighted average shares - diluted (in millions)	146.3	115.6

Adjusted net income (loss) per diluted share	0.14	(0.08)

Patheon N.V.
CONSOLIDATED SEGMENT OPERATIONS
(unaudited)

	Three months ended January 31, 2017
	Revenues	Adjusted EBITDA
(in millions of U.S. dollars)	$	$
DPS	275.2	61.4
PDS	52.3	16.3
DSS	129.9	32.0
Other	—	(27.2)
Total	457.4	82.5

	Three months ended January 31, 2016
	Revenues	Adjusted EBITDA
(in millions of U.S. dollars)	$	$
DPS	258.5	55.1
PDS	48.5	13.8
DSS	98.9	14.8
Other	—	(24.7)
Total	405.9	59.0